Exhibit 4.1

SECOND Amendment

to

Loan, Guaranty and security agreement

This Second Amendment to Loan, Guaranty, and Security Agreement (this “Amendment”) is entered into this 6th day of December, 2023, by and among (a) ASLAN PHARMACEUTICALS (USA) INC., a Delaware corporation (“Borrower Representative”), ASLAN PHARMACEUTICALS LIMITED, an exempted company incorporated under the laws of the Cayman Islands and each other Person party hereto as a borrower from time to time (“Parent”, and together with Borrower Representative, collectively, “Borrowers”, and each, a “Borrower”), (b) ASLAN PHARMACEUTICALS PTE. LTD., a private company limited by shares formed under the laws of the Republic of Singapore (“ASLAN LTD” and together with each other Person party hereto or any other Loan Documents as a guarantor from time to time, collectively, “Guarantors” and each, a “Guarantor”, and together with Borrowers, collectively, “Loan Parties”, and each, a “Loan Party”), (c) K2 HEALTHVENTURES LLC as a lender, and the other lenders from time to time party hereto (collectively, “Lenders”, and each, a “Lender”), (d) K2 HEALTHVENTURES LLC, as administrative agent for Lenders (in such capacity, together with its successors, “Administrative Agent”), and (e) ANKURA TRUST COMPANY, LLC, as collateral agent for Lenders (in such capacity, together with its successors, “Collateral Trustee”).

Recitals

A. The Secured Parties and the Loan Parties have entered into that certain Loan, Guaranty and Security Agreement dated as of July 12, 2021, as amended by that certain First Amendment to Loan, Guaranty and Security Agreement dated as of June 30, 2023 (as the same may from time to time be amended, modified, supplemented or restated, the “Loan Agreement”).

B. Lender has extended credit to the Loan Parties for the purposes permitted in the Loan Agreement.

C. The Loan Parties have requested that Administrative Agent amend the Loan Agreement to make certain revisions to the Loan Agreement as more fully set forth herein.

D. Administrative Agent has agreed to so amend certain provisions of the Loan Agreement, but only to the extent, in accordance with the terms, subject to the conditions and in reliance upon the representations and warranties set forth below.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Definitions. Capitalized terms used but not defined in this Amendment shall have the meanings given to them in the Loan Agreement.
2.
Amendments to Loan Agreement.

2.1
Mandatory Prepayment. Notwithstanding anything to the contrary contained in the Loan Agreement, Borrower shall make a payment to Administrative Agent in an amount equal to $12,000,000.00, which amount shall be applied to the outstanding principal amount of the Loans (the “Mandatory Prepayment”). For the avoidance of doubt, Borrower shall continue to make all payments of principal plus accrued interest as and when due under the Loan Agreement, giving effect to any reduction of the outstanding principal amount as a result of the Mandatory Prepayment. Notwithstanding anything to the contrary contained in the Fee Letter, Administrative Agent hereby confirms that the Prepayment Fee (as such term is defined in the Fee Letter) is waived with respect to the Mandatory Prepayment. For the avoidance of doubt, the Final Payment (as such term is defined in the Fee Letter) will not be collected with respect to the Mandatory Prepayment as of the date of this Amendment but shall be due and payable pursuant to the terms of the Fee Letter.
2.2
Section 5.2 (Collateral). Clause (d) of Section 5.2 of the Loan Agreement is hereby amended and restated in its entirety as follows:

“(d) Each Loan Party is the sole owner of the Intellectual Property which it owns or purports to own except for (i) licenses constituting “Permitted Transfers”, (ii) open-source software, (iii) over-the-counter software that is commercially available to the public, (iv) material Intellectual Property licensed to such Loan Party and noted on the Perfection Certificate or as disclosed pursuant to Section 6.7(c), and (v) immaterial Intellectual Property licensed to such Loan Party. Each Patent (other than patent applications) which it owns or purports to own and which is material to such Loan Party’s business is, to the knowledge of the Loan Parties, valid and enforceable, and no part of the Intellectual Property which a Loan Party owns or purports to own and which is material to the Loan Parties’ business has been judged invalid or unenforceable, in whole or in part. To the best of each Loan Party’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a Material Adverse Effect. Except as noted on the Perfection Certificate or Schedule 5.2(d) hereto or as disclosed pursuant to Section 6.7(c), no Loan Party is a party to, nor is it bound by, any Restricted License. No Subsidiary which is not a Loan Party owns any material Intellectual Property. It will not be necessary to use any inventions of any of such Loan Party’s employees or consultants (or Persons it currently intends to hire) made prior to their employment by such Loan Party. Each current and prior employee, consultant or other Affiliate thereof has entered into an invention assignment agreement or similar agreement with such Loan Party with respect to all intellectual property rights he or she owns that are related to the Loan Parties’ business.”

2.3
Section 6.2(e) (Annual Audited Financial Statements). Section 6.2(e) is amended in its entirety and replaced with the following:

“(e) Annual Audited Financial Statements. As soon as available, but no later than (i) for Parent’s fiscal year ending December 31, 2023, one hundred twenty (120) days after the last day of such fiscal year, and (ii) for each other fiscal year of Parent, ninety (90) days after the last day of Parent’s fiscal year, audited consolidated financial statements prepared in accordance with IFRS, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm reasonably acceptable to Administrative Agent, together with any management letter with respect thereto;

2.4
Section 6.7 (Intellectual Property). Section 6.7 of the Loan Agreement is amended by (i) relettering clause (b) thereof to appear as clause (c) thereof, and (ii) inserting the following new clause to appear as new clause (b) thereof:

“ (b) If any Loan Party (i) obtains any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee, or (ii) applies for any Patent or the registration of any Trademark (other than Excluded Property), then Borrower Representative shall provide written notice thereof to Administrative Agent contemporaneously with the delivery of the then-next Compliance Certificate required to be delivered hereunder pursuant to Section 6.2(c) and shall execute such intellectual property security documents and other documents and take such other actions as Administrative Agent may reasonably request to perfect and maintain a first priority perfected security interest, in favor of Collateral Trustee, to protect Collateral Trustee’s interest in such property pursuant to applicable law. If a Loan Party decides to register any Copyrights or mask works in the United States Copyright Office, Borrower Representative shall: (x) provide Administrative Agent with at least fifteen (15) days prior written notice of such Loan Party’s intent to register such Copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security document and such other documents and take such other actions as Administrative Agent may reasonably request to perfect and maintain a first priority perfected security interest in favor of Collateral Trustee in the Copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security document with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright Office.”

2.5
Exhibit A (Definitions). Each of the following terms and its respective definition set forth on Exhibit A is amended in its entirety and replaced with the following:

“ “Amortization Date” means January 1, 2025.”

“ “Excluded Property” is defined in the definition of “Collateral”.

“ “Loan Documents” means, collectively, this Agreement and any schedules, exhibits, certificates, notices, and any other documents related to this Agreement, the Warrant, the Share Charge, the Fee Letter, the Collateral Trust Agreement, the Automatic Payment Authorization, the Account Control Agreements, the Collateral Access Agreements, the Disclosure Letter, the IP Security Deed, any Subordination Agreement, any note, or notes or guaranties executed by a Loan Party, and any other present or future agreement by a Loan Party with or for the benefit of Collateral Trustee or any Lender in connection with this Agreement, all as amended, modified, supplemented, extended or restated from time to time.”

2.6
Exhibit A (Definitions). The following new terms and their respective definitions are hereby inserted to appear alphabetically on Exhibit A thereof:

“ “IP Security Deed” means that certain security deed (intellectual property) dated on or about the date of the Second Amendment to this Agreement by and among ASLAN LTD, as chargor, and Collateral Trustee with respect to ASLAN LTD's Intellectual Property, as amended, modified, supplemented, extended or restated from time to time.”

2.7
Exhibit A (Definitions). The following defined terms are hereby removed in their entirety: “Interest Only Extension Event”, “Interest Only Extension Event A”, “Interest Only Extension Event B” and “Interest Only Extension Event C”.
2.8
Exhibit B (Collateral Description). The Collateral description appearing on Exhibit B of the Loan Agreement is amended in its entirety and replaced with the following:

“ The Collateral consists of all of each Loan Party’s right, title and interest in and to the following personal property wherever located, whether now owned or existing or hereafter acquired, created or arising:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, Intellectual Property, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and all such Loan Party’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds (both cash and non-cash) and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include (each of the following, “Excluded Property”) (i) any United States intent-to-use trademark or service mark applications filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, at all times prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto with the United States Patent and Trademark Office or otherwise, (ii) Equity Interests in Jaguahr Therapeutics, or (iii) any property to the extent that such grant of security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences.”

2.9
Exhibit D (Compliance Certificate). The Compliance Certificate appearing on Exhibit D to the Loan Agreement is amended in its entirety and replaced with the Compliance Certificate appearing on Annex I hereof.
2.10
Schedule 5.2(d) (Restricted Licenses). The information set forth on Annex II is hereby added to the Loan Agreement as Schedule 5.2(d) thereto.

3.
Limitation of Amendments.
3.1
The amendments set forth in Section 2, above, are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Loan Document, or (b) otherwise prejudice any right or remedy which any Secured Party may now have or may have in the future under or in connection with any Loan Document.
3.2
This Amendment shall be construed in connection with and as part of the Loan Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Loan Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.
4.
Representations and Warranties. To induce the Secured Parties to enter into this Amendment, each Loan Party hereby represents and warrants to the Secured Parties as follows:
4.1
Immediately after giving effect to this Amendment (a) the representations and warranties contained in the Loan Documents (other than the IP Security Deed) are true, accurate and complete in all material respects as of the date hereof (except to the extent such representations and warranties relate to an earlier date, in which case they were true and correct as of such date), and (b) no Event of Default has occurred and is continuing;
4.2
Each Loan Party has the power and authority to execute and deliver this Amendment and to perform its obligations under the Loan Agreement, as amended by this Amendment;
4.3
The organizational documents of each Loan Party delivered to Administrative Agent as of the date of this Amendment remain true, accurate and complete and have not been amended, supplemented or restated and are and continue to be in full force and effect;
4.4
The execution and delivery by each Loan Party of this Amendment and the performance by each Loan Party of its obligations under the Loan Agreement, as amended by this Amendment, have been duly authorized;
4.5
The execution and delivery by each Loan Party of this Amendment and the performance by each Loan Party of its obligations under the Loan Agreement, as amended by this Amendment, do not and will not contravene (a) any law or regulation binding on or affecting each Loan Party, (b) any contractual restriction with a Person binding on each Loan Party, (c) any order, judgment or decree of any court or other governmental or public body or authority, or subdivision thereof, binding on each Loan Party, or (d) the organizational documents of each Loan Party;
4.6
The execution and delivery by each Loan Party of this Amendment and the performance by each Loan Party of its obligations under the Loan Agreement, as amended by this Amendment, do not require any order, consent, approval, license, authorization or validation of, or filing, recording or registration with, or exemption by any governmental or public body or authority, or subdivision thereof, binding on each Loan Party, except as already has been obtained or made; and

4.7
This Amendment has been duly executed and delivered by each Loan Party and is the binding obligation of each Loan Party, enforceable against each Loan Party in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, liquidation, moratorium or other similar laws of general application and equitable principles relating to or affecting creditors’ rights.
5.
Post-Closing Conditions. Each Loan Party shall, (i) on or prior to December 20, 2023 (or such later date as may be agreed to in writing by Administrative Agent in its sole discretion), enter into (A) such security documents and notices as are required/appropriate under Singapore law with respect to Guarantor’s Intellectual Property, including the IP Security Deed and (B) to the extent commercially reasonable, any other documents required and appropriate under applicable law in any other jurisdictions in order to grant to Collateral Trustee, for the ratable benefit of Lenders, a first priority perfected security interest in such Loan Party’s Intellectual Property required under applicable law in order to grant to Collateral Trustee, for the ratable benefit of Lenders, a first priority perfected security interest in such Loan Party’s Intellectual Property and (ii) on or prior to February 6, 2024 (or such later date as may be agreed to in writing by Administrative Agent in its sole discretion), complete any perfection filings as are required/appropriate under Singapore law with respect to Guarantor’s Intellectual Property, including filings with the Intellectual Property Office of Singapore and approval of such filings.
6.
Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of law.
7.
Integration. This Amendment and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Amendment and the Loan Documents merge into this Amendment and the Loan Documents.
8.
Counterparts. This Amendment may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.
9.
Effectiveness. This Amendment shall be deemed effective upon (a) the due execution and delivery to Administrative Agent of this Amendment by each party hereto, (b) confirmation in writing by Administrative Agent that Administrative Agent has received the Mandatory Prepayment, (c) receipt by Administrative Agent of (i) all organizational and authority documents required in order to authorize the granting of the Lien on each Loan Party’s Intellectual Property, as applicable, and (ii) all other documentation in form and substance satisfactory to Administrative Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above; and (d) Borrower’s payment to Administrative Agent, for the ratable benefit of Lenders, of the Secured Parties’ reasonable and documented legal fees and expenses incurred in connection with this Amendment.

[Signature page follows.]

In Witness Whereof, the parties hereto have caused this Amendment to be duly executed and delivered as of the date first written above.

LENDER
K2 HEALTHVENTURES LLC By: /s/ Anup Arora . Name: Anup Arora Title: Managing Director & CIO
ADMINISTRATIVE AGENT
K2 HEALTHVENTURES LLC By: /s/ Anup Arora . Name: Anup Arora Title: Managing Director & CIO

BORROWERS:
EXECUTED AS A DEED:
ASLAN PHARMACEUTICALS LIMITED By: /s/ Carl Aslan Jason Morton Firth Name: Carl Aslan Jason Morton Firth Title: Director
ASLAN PHARMACEUTICALS (usa) iNC. By: /s/ Carl Aslan Jason Morton Firth Name: Carl Aslan Jason Morton Firth Title: Director

GUARANTOR:

EXECUTED AND DELIVERED AS A DEED

For and on behalf of

ASLAN PHARMACEUTICALS PTE. LTD.

By: /s/ Carl Aslan Jason Morton Firth

Name: Carl Aslan Jason Morton Firth

Title: Director

By: /s/ Kiran Asarpota

Name: Kiran Asarpota

Title: Director/Secretary

/

In the presence of:-

/s/ Daryl Tan

Name: Daryl Tan

Witness

Address of witness:]

3 Temasek Avenue Level 18, Singapore 039190

___________________________

1 Note: This Agreement will need to be signed for and on behalf of the Guarantor by 2 directors, 1 director and 1 secretary, or 1 director and 1 witness.

Annex I

EXHIBIT D

COMPLIANCE CERTIFICATE

TO: K2 HEALTHVENTURES LLC, as Administrative Agent FROM: ASLAN PHARMACEUTICALS (USA) INC. ASLAN PHARMACEUTICALS LIMITED	Date: _________________

Reference is made to that certain Loan, Guaranty, and Security Agreement, dated July 12, 2021 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), among (a) ASLAN PHARMACEUTICALS (USA) INC., a Delaware corporation (“Borrower Representative”), ASLAN PHARMACEUTICALS LIMITED, an exempted company incorporated under the laws of the Cayman Islands and each other Person party thereto as a borrower from time to time (“Parent”, and together with Borrower Representative, collectively, “Borrowers”, and each, a “Borrower”), (b) ASLAN PHARMACEUTICALS PTE. LTD., a private company limited by shares formed under the laws of the Republic of Singapore (“ASLAN LTD” and together with each other Person party hereto or any other Loan Documents as guarantor from time to time, collectively, “Guarantors” and each, a “Guarantor”, and together with Borrowers, collectively, “Loan Parties”, and each, a “Loan Party”), (c) K2 HEALTHVENTURES LLC and any other lender from time to time party thereto and the lenders from time to time party thereto (collectively, “Lenders”, and each, a “Lender”), (d) K2 HEALTHVENTURES LLC, as administrative agent for Lenders (in such capacity, together with its successors, “Administrative Agent”), and (e) ANKURA TRUST COMPANY, LLC, as collateral agent for Lenders (in such capacity, together with its successors, “Collateral Trustee”). Capitalized terms have meanings as defined in the Agreement.

The undersigned authorized officer of Borrower Representative, hereby certifies in accordance with the terms of the Agreement as follows:

(1) Each Borrower is in compliance for the period ending ________ with all covenants set forth in the Agreement; (2) no Event of Default has occurred and is continuing; and (3) the representations and warranties in the Agreement are true and correct in all material respects on this date; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date.

The undersigned certifies that all financial statements delivered herewith are prepared in accordance with IFRS (other than, with respect to unaudited financials for the absence of footnotes and being subject to normal year-end adjustments), consistently applied from one period to the next. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Monthly financial statements and Compliance Certificate	Monthly, within 30 days	Yes No
A/P Aging Reports	Monthly, within 30 days	Yes No
Quarterly financial statements	Quarterly, within 45 days	Yes No
Annual Operating Budget and Financial Projections	Annually, within 30 days of fiscal year end and within 5 days of any material modification	Yes No
Annual audited financial statements and any management letters	Annually, within (i) 120 days for Borrower’s 2023 fiscal year end and (ii) 90 days of any other fiscal year end	Yes No

Statements, reports and notices to stockholders or holders of Subordinated Debt	Within 5 days of delivery		Yes No
SEC filings	Within 5 days after filing with SEC		Yes No
Legal action notices and updates	Promptly		Yes No
Board or advisory board materials	Within 5 Business Days of Parent’s Board meeting		Yes No
Board minutes	Within 5 Business Days of Parent’s Board meeting		Yes No
IP report	At the end of each fiscal quarter		Yes No
Bank account statements (with transaction detail)	Together with monthly financial statements		Yes No
Product related material correspondence, reports, documents and other filings	Within 5 Business Days		Yes No
Copies of preferred stock financing documents	Together with Compliance Certificate due after closing of such financing		Yes No
Other Covenants	Required	Actual	Complies
Equipment financing Indebtedness	Not to exceed $500,000.00 outstanding	$	Yes No
Repurchases of stock from former employees, officers and directors	Not to exceed $500,000.00 per fiscal year	$	Yes No
Other Investments in non-Loan Party Subsidiaries	Not to exceed $500,000.00 per fiscal year	$	Yes No
Deposits or pledges for bids, tenders, contracts, leases, surety or appeal bonds	Not to exceed $500,000.00 at any time	$	Yes No

Other Matters

Please list any SEC filings made since the most recently delivered Compliance Certificate:

_______________________________________________________________________

_______________________________________________________________________

_______________________________________________________________________

Has any Borrower changed its legal name, jurisdiction of organization or chief executive office? If yes, please complete details below:

_______________________________________________________________________

Yes	No

Has there been any change in Key Person? If so, please describe appointment of any interim replacement (required within 30 days) or full-time replacement by a candidate with equivalent qualifications:

_______________________________________________________________________

Yes	No

Have any new Subsidiaries been formed? If yes, please provide complete schedule below.	Yes	No

Legal Name of Subsidiary	Jurisdiction of Organization	Holder of Subsidiary Equity Interests	Equity Interests Certificated? (Y/N)	Jurisdiction

Have any new Deposit Accounts or Securities Accounts been opened? If yes, please complete schedule below.	Yes	No

Accountholder	Deposit Account / Intermediary	Address	Account Number	Account Control Agreement in place or an Excluded Account? (Y/N)

Is there any new Product not previously disclosed on the Perfection Certificate or any prior Compliance Certificate? If yes, please complete details below:

_______________________________________________________________________

	Yes	No
Has there been any material change to anticipated or scheduled Royalty, Milestone, and Earn-Out Payments? If yes, please attach an updated schedule A to the Disclosure Letter.	Yes	No.

Has any Loan Party added any new lease location, bailee location or other location where Collateral is maintained? If yes, please describe below:

_______________________________________________________________________

	Yes	No
Has any Loan Party entered into a Restricted License? If yes, please describe below: _______________________________________________________________________	Yes	No

Has any Loan Party (i) obtained any Patent, registered Trademark, registered Copyright, registered mask work, or any pending application for any of the foregoing, whether as owner or licensee, or (ii) applied for any Patent or the registration of any Trademark (other than Excluded Property):

_______________________________________________________________________	Yes	No

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

_______________________________________________________________________

_______________________________________________________________________

BORROWER REPRESENTATIVE: ASLAN PHARMACEUTICALS (USA) INC. By: Name: Title:

Annex II

Schedule 5.2(d)

1.
Amended Development and License Agreement, dated as of December 21, 2015 (as amended by Amendment No. 1 to Development and License Agreement, dated as of March 16, 2018 and as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time) by and between Almirall, S.A., a Spanish corporation, and Aslan Pharmaceuticals Pte. Ltd., a private company limited by shares formed under the laws of the Republic of Singapore.

2.
License Agreement, dated as of May 12, 2014 (as amended pursuant to the Deed of Amendment and Restatement, dated as of May 31, 2019, and as further amended, restated, amended and restated, supplemented and/or otherwise modified from time to time), by and among CSL Limited, an Australian public company limited by shares, and Aslan Pharmaceuticals Pte. Ltd., a private company limited by shares formed under the laws of the Republic of Singapore.

[Borrower’s counsel please provide amendments to licenses agreement which were not disclosed/reviewed in connection with original LSA closing]